UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (date of earliest event reported): March 31, 2008

COGNIGEN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-11730	84-1089377
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

10757 S. Riverfront Pkwy
South Jordan, Utah		84095
(Address of principal executive offices)		(Zip Code)

(801) 705-5128
(Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As discussed in response to Item 3.02 below, on March 31, 2008, Cognigen Networks, Inc. (the “Company”) entered into a Restricted Stock Grant Agreement with Roy Banks, a director of the Company, pursuant to which the Company issued to Mr. Banks 1,200,000 shares of the Company’s common stock (the “Common Stock”), in connection with Mr. Bank’s election as a director of the Company on December 10, 2007, consistent with the Company’s director remuneration policy. The Restricted Stock Grant Agreement provides for the shares of Common Stock to vest over a four-year period, unless accelerated by the Company achieving certain performance goals related to share price.

Item 3.02 Unregistered Sales of Equity Securities

On March 31, 2008, the Company’s Board of Directors (the “Board”) approved the issuance of unregistered shares of Common Stock in exchange for the conversion of outstanding convertible debt, matured promissory notes and accounts payable. Based on the Board’s action, the Company entered into agreements providing for the issuance of an aggregate of 24,070,998 shares of Common Stock in satisfaction and cancellation of the following obligations: (i) $180,000 in convertible debt, together with $8,852 in accrued interest, payable to BayHill Capital, LC (“BayHill”), pursuant to the terms of Secured Subordinated Promissory Notes, for a total of 5,901,625 shares of Common Stock, (ii) $345,000 in demand promissory notes, together with $9,596 in interest, for a total of 14,183,840 shares of Common Stock, and (iii) $104,566 in accounts payable to BayHill, Telarus, Inc. and two other creditors of the Company, for a total of 3,985,533 shares of Common Stock.

Also on March 31, 2008, the Board approved the issuance of 1,200,000 share of Common Stock to Roy Banks, a director of the Company, attributable to Mr. Bank’s election as a director of the Company on December 10, 2007, consistent with the Company’s director remuneration policy. The shares of Common Stock issued to Mr. Banks were issued pursuant to the terms of a Restricted Stock Grant Agreement, dated March 31, 2008, pursuant to which such shares vest over a four-year period, unless accelerated by the Company achieving certain performance goals related to share price

Exemption From Registration Claimed. The shares of Common Stock referenced in this Item 3.02 were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), based upon the following: (a) each of the persons to whom the shares of Common Stock were issued (each such person, an “Investor”) confirmed to the Company that it or he is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such shares, (c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being purchased were being purchased for investment intent and were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

There were no underwriting discounts or commissions in connection with the above issuances.

Item 8.01 Other Events

On March 31, 20008, the Company conducted a special meeting of shareholders for the purpose of considering the proposals identified below (the “Approved Proposals”), which were described in a proxy statement filed with the Securities and Exchange Commission on March 3, 2008 and distributed to the Company’s shareholders. Following the special meeting of shareholders, the Board convened a special meeting and authorized the Company’s officers to take actions necessary to accomplish the Approved Proposals. The Approved Proposals are as follows: (i) a proposal to amend the Articles of Incorporation of the Company (the “Articles”) to effect a reverse split of the outstanding shares of the Common Stock, pursuant to which each 50 shares of the Company's pre-split Common

Stock issued and outstanding as of the effective date of the reverse split will be exchanged for one share of the Company's post-split Common Stock, (ii) a proposal to amend the Articles to reduce the number of authorized shares of Common Stock of the Company from 300,000,000 shares, $.001 par value per share, to 100,000,000 shares, $.0001 par value per share, and the number of authorized shares of preferred stock of the Company from 20,000,000 shares, no par value per share, to 400,000 shares, $.0001 par value per share, (iii) a proposal to amend the Articles to change the name of the Company to BayHill Capital Corporation and make other changes necessary to facilitate the foregoing actions and the re-incorporation of the Company (iv) a proposal to re-incorporate the Company under the laws of the State of Delaware, and to authorize the officers of the Company to take all actions incident thereto and (v) a proposal to adopt the Cognigen Networks, Inc. 2008 Stock Incentive Plan.

Based upon the Board’s authorization, the Company anticipates effecting the Approved Proposals as soon as reasonably possible.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIGNEN NETWORKS, INC

Date: April 4, 2008	By:	/s/ Robert K. Bench
Robert K. Bench, Chief Executive Officer